AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000.

                                                   REGISTRATION NO. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              CLEARWORKS.NET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

           DELAWARE                                      76-0576542
  (Sate or Other Jurisdiction               (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                             2450 FONDREN, SUITE 200
                              HOUSTON, TEXAS 77063
                    (Address of Principal Executive Offices)

                             ----------------------

                              CLEARWORKS.NET, INC.
                              2000 STOCK BONUS PLAN
                            (FULL TITLE OF THE PLAN)

                             ----------------------


    Name, Address and Telephone                     Copy of Communications to:
   Number of Agent for Service:
                                                          ROBERT G. REEDY
        MICHAEL T. MCCLERE                            PORTER & HEDGES, L.L.P.
      2450 FONDREN, SUITE 200                          700 LOUISIANA STREET
       HOUSTON, TEXAS 77063                          HOUSTON, TEXAS 77002-2764
          (713) 334-2595                                  (713) 226-0600

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM           PROPOSED
                                                  AMOUNT TO             OFFERING           MAXIMUM AGGREGATE          AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED           BE REGISTERED       PRICE PER SHARE (1)      OFFERING PRICE        REGISTRATION FEE
 ------------------------------------           -------------       -------------------    -----------------       ----------------
Common Stock, par value $.001 per share               988,896       $              4.94    $    4,885,146.24       $       1,289.68

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low prices for the Common Stock on the American Stock Exchange Board on June 30, 2000, $4.94.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are incorporated herein by reference.

ITEM 1. PLAN INFORMATION

        The information required to be provided to participants pursuant to this
Item is set forth in the Information Memorandum for the 2000 Stock Bonus Plan.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        The written statement required to be provided to participants pursuant to this Item is set forth in the Information Memorandum referenced in Item 1 above.

PROSPECTUS

                              CLEARWORKS.NET, INC.

                             ----------------------

                                     714,286

                                  COMMON STOCK

                             ----------------------




        We have prepared this prospectus for use by the selling stockholders identified in this prospectus to allow them to sell such shares without restriction. The selling stockholders have indicated that sales may be made by the methods described in the section entitled "Plan of Distribution" in this prospectus. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling stockholders not listed in this prospectus.

        OUR COMMON STOCK TRADES ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "CLW."

        We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling stockholders under this prospectus. In addition, we will pay for certain of the expenses relating to the registration of the shares.

        Our principal executive offices are located at 2450 Fondren, Suite 200, Houston, Texas 77063, and our telephone number is (713) 334-2595.

                             ----------------------

      YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4
            OF THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

                             ----------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 3, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

Where You Can Find More Information..........................................  2

Forward-Looking Statements...................................................  3

Risk Factors.................................................................  4

About Us..................................................................... 10

Use of Proceeds.............................................................. 10

Selling Stockholders......................................................... 11

Plan of Distribution......................................................... 12

Legal Matters................................................................ 13

Experts ..................................................................... 13


                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-8 with the SEC to register the securities offered hereby. This prospectus does not contain all of the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement for further information about us and the securities the selling stockholder is offering. Statements made in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of those contracts or other documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's website at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

        SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

        o Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on April 10, 2000, as amended on July 3, 2000;

        o Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed on May 22, 2000, as amended on July 3, 2000;

        o Current Reports on From 8-K, filed on January 7, February 15, and May 31, 2000 and Form 8-K/A filed on March 16, March 28 and June 7, 2000; and

        o The description of our common stock contained in the Form 8-A filed on May 24, 2000, including any amendments or reports filed to update the description.

        You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

                                    ClearWorks.net, Inc.
                                    2450 Fondren, Suite 200
                                    Houston, Texas 77063
                                    Attention:  Stockholder Relations
                                    (telephone:  (713) 334-2595)


                           FORWARD-LOOKING STATEMENTS

        The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

        The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we can not give any assurance that those expectations will be correct.

        We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.

        Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors," and elsewhere in this prospectus and in documents incorporated in this prospectus by reference.

                                  RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

WE HAVE HAD OPERATING LOSSES IN THE PAST AND THERE IS NO GUARANTEE THAT WE WILL AGAIN BE PROFITABLE.

        We had net losses of $5,159,000 for the fiscal year ended December 31, 1999 and of $2,826,000 for the three- month period ended March 31, 2000. Although we did have revenues of $3,032,000 for the fiscal year ended December 31, 1999, there is no assurance that our future operations will be profitable. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations. We expect to continue incurring operating losses during the foreseeable future while we expand our operations, infrastructure, service offerings and customer base in our target markets.

SUCCESS OF OUR BUNDLED SERVICES DEPENDS ON OUR ABILITY TO FORM AND MAINTAIN ALLIANCES WITH REAL ESTATE DEVELOPERS.

        Our ability to form alliances with real estate developers to install video, telephone and Internet communications networks in residential development projects is necessary for the success of our business plan. The costs associated with installing such bundled digital services in existing buildings or homes is prohibitive. Therefore, our ability to expand our bundled digital services is dependent on the alliances with land developers. We cannot assure you that we can maintain those alliances or develop new alliances. Further, we depend on the developers to promote our bundled digital services to purchasers of new homes. We cannot assure you that the new home purchasers will utilize our services or that we will be able to recoup our costs of installing the networks. Although we have been delivering our bundled digital services to a number of customers, we cannot assure you that customer demand for our bundled services will continue to grow or be maintained.

IF WE DO NOT SUCCESSFULLY MAINTAIN OUR KEY RELATIONSHIPS WITH THIRD PARTY VENDORS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

        We rely on other companies, such as IBM, SIECOR, and Alcatel, to supply certain key components for our bundled digital services, including, technology to facilitate delivery of the bundled digital services, fiber optics cabling and fiber technology and core electronics. While we have not experienced delays or problems for such components, we cannot assure you that we will be able to obtain such services on the scale and within the time frames required by us at an affordable cost, or at all. Any failure to obtain such services on the scale and within the time frames required by us at an affordable cost, or at all, would have a material adverse effect on our business. Further, the loss of one or more of our relationships with these organizations could have a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE DIFFICULTIES DEVELOPING AND IMPLEMENTING OUR MARKETING AND BUSINESS PLANS.

        Although we began operations in 1997, our first launch of our bundled digital services occurred in the second quarter of 1999. As a result, our operating, sales and management and other strategies are still being developed, and we do not have a history which may give us or you an indication of how we may respond to situations presented to us. Our revenues were primarily derived from our integration and wiring services. We anticipate focusing our wiring services, not on product sales, but on structured wiring solutions to be implemented for our bundled digital services. If we are not successful in implementing our marketing and business plans on a timely basis or otherwise effectively managing our development, our business, operating results and financial condition will be materially adversely affected.

THE SUCCESSFUL COMPLETION OF ANY STRATEGIC INVESTMENTS AND BUSINESS COMBINATIONS MAY REQUIRE SUBSTANTIAL CAPITAL AND THE INTEGRATION OF THE ACQUIRED BUSINESS.

        We may pursue one or more acquisitions of companies engaged in businesses similar to or related to our business. As consideration for such acquisitions, we may be required to incur additional indebtedness or issue capital. We may not be able to obtain such financing on favorable terms or at all. In addition, we may from time to time engage in discussions with potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of our networks or services. We also may look to potential strategic investors who have expressed an interest in making an investment in us. Such acquisitions, combinations or alliances, if consummated, could divert our resources and our management's time, and would require integration with our existing services. We may not be successful in completing any acquisitions, combinations or alliances or, if consummated, these transactions may not be on terms favorable to us or successfully integrated into our operations.

WE ARE GROWING RAPIDLY AND MAY NOT BE ABLE TO SUSTAIN OUR RAPID GROWTH.

        Because of our small size, we desire to continue to grow rapidly in order to achieve economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur it will place a significant strain on our financial, technical, operational and administrative resources. If we fail to continue to upgrade our technical, administrative, operating and financial control systems, or if unexpected difficulties occur, our business, financial condition and results of operations could be negatively affected and our growth rate could be slowed or eliminated. There can be no assurance that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan simultaneously.

        Our rapid growth has placed, and in the future will continue to place, a significant strain on our administrative, operational and financial resources. Failure to retain and attract additional management personnel who can manage our growth effectively would have a material adverse effect on us and our growth. To manage our growth successfully, we will have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage our employees. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth could have a material adverse effect on our business, results of operations and financial condition. We may not be able to effectively manage such change.

OUR SUCCESS DEPENDS ON MAINTAINING THE EMPLOYMENT OF KEY PERSONNEL.

        We are currently managed by a small number of key management and operating personnel whose efforts will largely determine our success. Our success also depends upon our ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, we may not be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on our business, results of operations and financial condition.

WE DEPEND ON THE AVAILABILITY OF SKILLED LABOR WHICH IS DIFFICULT TO ATTRACT AND RETAIN.

        We are growing rapidly, and our future success will depend to a significant extent upon our ability to attract, train and retain skilled technical, management, sales, marketing and consulting personnel. Competition for skilled personnel is intense. We may not be successful in attracting and retaining the personnel necessary to conduct our business successfully. In addition, our inability to attract, hire assimilate and retain such personnel could have a material adverse effect on our business, financial condition and results of operations.

THE INDUSTRY IN WHICH WE OPERATE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE WHICH COULD RENDER OUR OPERATIONS OBSOLETE.

        The voice, data and video convergence industry is subject to rapid and significant technological changes that materially affect the continued use of fiber optic cable or the electronics utilized in our networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on our business, results of operations and financial condition.

        The market for our services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. We may not be able to successfully identify new service opportunities and develop and bring new services to market. Our pursuit of necessary technological advances may require substantial time and expense, and we may not succeed in adapting our services to meet these rapid changes.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MOST OF OUR COMPETITORS HAVE MORE RESOURCES THAN WE DO.

        Our bundled digital services business is in intense competition with many cable, telephone and Internet companies, and competition is expected to increase. Our ability to compete depends upon many factors, some of which are beyond our control, including the timing of introduction of new products and enhancements to existing products that we and our competitors have developed, customer service and support, sales and marketing efforts, and the performance, price and reliability of our products. We operate in a highly competitive environment and currently do not have a significant market share in any of our markets. We currently represent less than 1% of the domestic cable, telecommunications, and Internet market. Our competition includes Internet service providers, telecommunications companies and cable television companies that have longer operating histories, longer customer relationships, and substantially greater financial, management, technical development, sales, marketing, and other resources. Most of our actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than we do. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the cable data and Internet services markets, could give rise to significant new competition.

        In each of our markets, our primary competitor with respect to telecommunications is the incumbent local exchange carrier commonly referred to in our industry as an ILEC, serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. We are considered a competitive local exchange carrier known in our industry as a CLEC. In addition to the ILECs, we also face strong competition from other CLECs. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, cable, data and Internet service providers such as us, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services and increased opportunities for other CLECs. If future regulatory decisions afford the ILECs increased access services, pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on us and other competitors to the ILECs.

        In the local exchange market, we also face competition or prospective competition from several other carriers, most of which have significantly greater financial resources than us. For example, AT&T Communications, MCI Worldcom and Sprint Corporation which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs', other CLECs' or other providers' unbundled network elements or services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with other CLECs or with ILECs, including regional Bell operating companies, can offer single source local and long distance services. New start-up companies also may enter markets and provide services in competition with us. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors. Most of these combined entities may have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, that is in direct competition with the products offered by us.

        We will also face competition from various fixed wireless services, wireless communications services, FCC Part 15 unlicenced wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. The FCC has issued or is in the process of issuing licenses for these services to provide broadband integrated telecommunications services on a point-to-point and/or point-to-multipoint basis. Many of these service providers have already raised substantial capital and have commenced building their wide-area networks, primarily in urban areas. Upon entering into appropriate interconnection agreements with ILECs, these service providers can provide integrated voice and data services comparable to those currently offered by us or intended to be offered by us. Many of these companies have announced plans to target small and medium-sized businesses and may enjoy certain advantages over us with respect to the speed with which they can deploy their own facilities directly serving end user premises to the extent that they need not lease or resell "last mile" facilities from the ILEC.

        With respect to mobile wireless telephone system operators, the FCC has authorized cellular personal communications service and other cellular mobile radio service, also known as CMRS, providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional wireless telephone service.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND THERE CAN BE NO ASSURANCE THAT WE WILL RECEIVE THE REGULATORY APPROVALS TO CONDUCT OUR OPERATIONS.

        Under Federal Telecommunications Act of 1996, commonly referred to as the FTA, state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate or interstate telecommunications service are preempted. States and local authorities continue to have the authority to regulate, however, and to require telecommunications carriers to obtain certification, licenses, permits or similar approvals before providing services. Thus, our ability to provide additional intrastate services is independent upon our receipt of requisite state regulatory approval. The inability to obtain the necessary approvals could have a material adverse effect on our business, results of operations and financial condition. We have received CLEC status in Texas and Nevada. We can make no assurances that we will maintain such certification or that we will receive CLEC status in any other state.

        The FTA imposes a duty upon all ILECs to negotiate in good faith with potential competitive telecommunications providers such as us to provide interconnection to the ILEC's network, exchange local traffic, make unbundled network elements available and permit resale of most local telephone services. In the event that negotiations with the ILECs do not succeed, we have a right to seek arbitration with the state regulatory authority of any unresolved issues. Arbitration decisions involving interconnection arrangements in several states have been challenged and appealed to federal courts.

        Although passage of the FTA should result in increased opportunities for companies that are competing with the ILECs or other CLECs, current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry could have a material adverse effect on our business. In addition, although the FTA makes entry into the in-region long distance market by regional Bell operating companies conditional upon their offering of local interconnection arrangements to other telecommunications service providers, these ILECs may nonetheless delay the timely implementation of the required interconnection and other legal requirements.

        Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC is considering whether additional regulations should be applied to Internet services and whether Internet service providers, or ISPs, should pay interexchange access charges and universal service fees. Moreover, as discussed below, the FTA and similar state laws create civil and criminal penalties for the knowing transmission of "indecent" material over the Internet. Additionally, the FTA may permit telecommunications companies, regional Bell operating companies or others to increase the scope or reduce the cost of their Internet access services. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on our Internet-related services business.

        We can make no assurances that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to the telephone and cable services for our bundled services will be obtained. The enactment by Federal, state and governments of new laws regulations or a change in the interpretation of existing regulations could cause a material adverse affect for the market for our services if these laws or regulations require significant capital outlays or restrictions on our businesses or if we fail to maintain compliance with any newly enacted regulations.

THE POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS IS UNCERTAIN.

        The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Because we do not hold ourselves out as editing or otherwise controlling the content of communications that traverse our systems, we are generally unaffected by government content regulation.

        However, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute, or to transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering services altogether. Any such event could have a material adverse effect on our business, results of operations and financial condition.

THE SUCCESS OF OUR BUNDLED DIGITAL SERVICES IS SUBJECT TO MANY FACTORS BEYOND OUR CONTROL.

        The costs associated with integrating bundled digital services into existing homes or buildings is prohibitive. Therefore, the success of our bundled digital services is dependent on residential and commercial development and construction. As such, we are subject to same national and regional economic and demographic factors that affect demand in the housing industry generally. These factors include inflation, the costs of raw materials, interest rates, the availability of financing, and consumer confidence. Any of these factors could cause development of residential and commercial properties to be limited or discontinued which could cause a material adverse effect on the success on our bundled digital services.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

        On May 25, 2000, our common stock was listed on the American Stock Exchange. We have no way to estimate what our average daily trading volume for our common stock will be. Despite the increase in the number of shares of common stock to be publicly held as a result of this offering, should additional equity be issued, we cannot assure you that a more active trading market will develop. Because there is a small public float in our common stock and it is thinly traded, sales of small amounts of common stock in the public market could materially adversely affect the market price for our common stock. If a more active market does not develop, we may not be able to sell shares in the future promptly, for prices that we deem appropriate, or perhaps at all.

A BLOCK OF OUR STOCK IS OWNED BY INSIDERS.

        As of June 28, 2000, our current officers and directors as a group, together with their affiliates, beneficially owned approximately 33% of our stock. Accordingly, these stockholders will have substantial influence over policies and our management.

WE HAVE NOT PAID DIVIDENDS AND DO NOT EXPECT TO IN THE FORESEEABLE FUTURE, SO OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR INVESTMENT WITHOUT SELLING THEIR SHARES.

        We have not paid dividends since our inception and do not expect to in the foreseeable future, so our shareholders will not be able to receive a return on their investments without selling their shares. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be subject to the discretion of our board of directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE PERCEPTION THAT SUCH SALES COULD OCCUR.

        As of June 28, 2000, we had 24,334,925 shares of common stock outstanding. Approximately 4,510,606 additional shares of common stock were issuable upon the exercise of outstanding options, warrants and convertible securities. The market price of our common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

                                    ABOUT US

        We provide voice, data and video transmission services to residential and commercial customers located primarily in the Houston, Texas area. We also have officers in San Antonio, Texas, Las Vegas, Nevada and Phoenix, Arizona. Our services consist of installing and maintaining fiber optic cable and copper wire. We then sell Internet access, telephone service, and television programming over those lines. We refer to our ability to simultaneously offer telephone, Internet and video products as "Bundled Digital Services".

        Our main corporate office is located at 2450 Fondren, Suite 200, Houston, Texas 77063. Our telephone number is (713) 334-2595 and our fax number is (713) 334-6565.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information concerning the selling stockholders. Assuming that the selling stockholders offer all of their shares of common stock, the selling stockholders will not have any beneficial ownership. The shares are being registered to permit the selling stockholders and certain of their respective pledgees, donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                                     NUMBER OF
                                                   SHARES OWNED                      NUMBER OF       PERCENTAGE OF
                                                  AND TO BE OWNED     NUMBER OF     SHARES OWNED        SHARES
                                                 PRIOR TO OFFERING   SHARES BEING      AFTER          OWNED AFTER
 SELLING STOCKHOLDER             POSITION             (1)(2)          OFFERED (2)   OFFERING(2)(3)    OFFERING(2)
-------------------------    ------------------  ------------------  ------------   -------------    -------------
Michael T. McClere (4)...    Chief Executive              5,950,842       357,143       5,593,699              23%
                             Officer, Chairman
                             of The Board, and
                             Director
Shannon D. McLeroy (5)...    Chief Operating              2,712,769       357,143       2,355,625            9.68%
                             Officer, President
                             and Secretary

-----------------

(1) The selling stockholder has sole voting and sole investment power with respect to all shares owned.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(3) Assumes the sale of all shares offered hereby to persons who are not affiliates of the selling stockholder.

(4) Represents 357,143 shares issued pursuant to the Stock Bonus Plan. Also includes Class A warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class A warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class A warrants to purchase 200,000 shares held by the McClere Family Trust. The Class A warrants currently are exercisable at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes Class B warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class B warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class B warrants to purchase 200,000 shares held by the McClere Family Trust. The Class B warrants currently are exercisable at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 312,500 shares held by the Rachel McClere 1998 Trust and 1,250,000 shares held by the McClere Family Trust. Also includes 1,500,000 shares of common stock and warrants to purchase 480,000 shares of common stock, all of which are held by Tech Technologies Services LLC. Mr. McClere owns 90 percent of the outstanding equity interests in Tech Technologies. The warrants held by Tech Technologies consist of the following: (A) currently exercisable Class A warrants to purchase 240,000 shares of common stock at an exercise price of $3.00 per share until the warrants expire on April 24, 2003, and (B) currently exercisable Class B warrants to purchase 240,000 shares of common stock at an exercise price of $6.00 per share until the warrants expire on April 24, 2008.

(5) Represents 357,143 shares issued pursuant to the Stock Bonus Plan. Also includes immediately exercisable Class A warrants to purchase 300,000 shares of common stock at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes immediately exercisable Class B warrants to purchase 300,000 shares of common stock at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 625 shares held by Mr. McLeroy's wife.

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell shares of our common stock in transactions on exchanges or markets as our common stock may be then listed for trading. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling stockholders" includes pledgees, donees, transferees and other successors in interest to the selling stockholders selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

        Other methods by which selling stockholders may sell shares of our common stock include, without limitation:

        o "at the market" to or through market makers or into an existing market for our common stock,

        o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

        o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise,

        o   through block trades,

        o   through short sales, or

        o   any combination of any such methods of sale.

        The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker-dealers may resell under this prospectus. The selling stockholders may also make sales under Rule 144 of the Securities Act if an exemption from registration is available.

        The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under certain registration rights agreements with certain of the selling stockholders, we have agreed to indemnify certain of the selling stockholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

        After we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

        o the name of each such selling stockholder and of the participating broker-dealer(s),

        o   the type and number of securities involved,

        o   the price at which such securities were sold,

        o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

        o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus, and

        o   other facts material to the transaction.

                                  LEGAL MATTERS

        The legality of the securities offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.

                                     EXPERTS

        The audited financial statements of ClearWorks.net, Inc. appearing in our Annual Report (Form 10-KSB) for the year ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATED OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by ClearWorks.net, Inc., a Delaware corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

        o Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on April 10, 2000, as amended on July 3, 2000;

        o Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed on May 22, 2000, as amended on July 3, 2000;

        o Current Reports on From 8-K, filed on January 7, February 15, and May 31, 2000 and Form 8-K/A filed on March 16, March 28 and June 7, 2000; and

        o The description of our common stock contained in the Form 8-A filed on May 24, 2000, including any amendments or reports filed to update the description.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the Stock Bonus Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.    DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

        In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

        The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

        The above discussion of our certificate of incorporation and bylaws and the DGCL is not intended to be exhaustive and is qualified in its entirety by the certificate, bylaws and statute.

        The Eleventh Article of the Certificate of Incorporation of the Company provides that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 6.10 of the Company's Bylaws provides that the Company shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.    EXHIBITS

EXHIBIT
  NO.                         DESCRIPTION
-------   ----------------------------------------------------------------------
  4.1     2000 Stock Bonus Plan
  5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).
 23.1     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
 23.2     Consent of KPMG LLP (filed herewith).
 24.1     Powers of Attorney (included on signature page).

ITEM 9.    UNDERTAKINGS

    (a)    UNDERTAKING TO UPDATE

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

                (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)    UNDERTAKING WITH RESPECT TO DOCUMENTS INCORPORATED BY REFERENCE

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c)    UNDERTAKING WITH RESPECT TO INDEMNIFICATION

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registration certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 3rd day of July, 2000.

                                          CLEARWORKS.NET, INC.

                                          By: /s/ MICHAEL T. MCCLERE
                                              Michael T. McClere
                                              CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. McClere or Shannon D. McLeroy and each or either of them his true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration statement, and to file the same, or caused to be filed the same, with all exhibits thereto, and to her documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 3rd day of July 2000.

      SIGNATURE                                  TITLE


/s/ MICHAEL T. MCCLERE          Chairman of the Board, Chief Executive Officer
    Michael T. McClere          and Director (Principal Executive Officer)



/s/ SHANNON D. MCLEROY          Chief Operating Officer, President and Secretary
    Shannon D. McLeroy          (Principal Financial Officer & Principal
                                Accounting Officer)

      SIGNATURE                                  TITLE


/s/ D. DENNIS MAJESKI                         Director
    D. Dennis Majeski

___________________________                   Director
    Raymond G. Harrell, III

/s/ HAL PETERSON                              Director
    Hal Peterson

                                INDEX TO EXHIBITS

EXHIBIT
  NO.                         DESCRIPTION
-------   ----------------------------------------------------------------------
  4.1     2000 Stock Bonus Plan
  5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).
 23.1     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
 23.2     Consent of KPMG LLP (filed herewith).
 24.1     Powers of Attorney (included on signature page).